FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206847-05

SUPPLEMENT

(To Preliminary Prospectus Dated January 26, 2017)

$824,971,000 (Approximate)

Bank of America Merrill Lynch Commercial Mortgage Trust 2017-BNK3

(Central Index Key Number 0001694649)

Issuing Entity

Banc of America Merrill Lynch Commercial Mortgage Inc.

(Central Index Key Number 0001005007)

Depositor

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

Morgan Stanley Mortgage Capital Holdings LLC

(Central Index Key Number 0001541557)

Bank of America, National Association

(Central Index Key Number 0001102113)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates,
Series 2017-BNK3

This is a supplement to the preliminary prospectus dated January 26, 2017 (the “Preliminary Prospectus”).

The Preliminary Prospectus is updated in the manner set forth herein. Capitalized terms used herein but not defined herein will have such meanings ascribed to them in the Preliminary Prospectus.

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
Drexel Hamilton
Co-Manager

The date of this Supplement is January 27, 2017

STRUCTURAL UPDATE

1.       The initial Certificate Balance of the Class A-3 Certificates will be increased to $175,000,000.

2.       The initial Certificate Balance of the Class A-4 Certificates will be decreased to $361,236,000.

3.       With respect to the “Offered Certificates”, the table set forth in “Summary of the Certificates” in the Preliminary Prospectus is deleted and replaced with the following:

Class or Interest	Approx. Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$ 27,490,000	30.000%	%	(5)	February 2022	2.87	1 – 60
Class A-2	$ 52,680,000	30.000%	%	(5)	February 2022	5.00	60 – 60
Class A-SB	$ 33,360,000	30.000%	%	(5)	June 2026	7.28	60 – 112
Class A-3	$ 175,000,000	30.000%	%	(5)	November 2026	9.71	112 – 117
Class A-4	$ 361,236,000	30.000%	%	(5)	January 2027	9.84	117 – 119
Class X-A	$ 649,766,000(6)	NAP	%	Variable(7)	NAP	NAP	NAP
Class X-B	$ 139,236,000(8)	NAP	%	Variable(9)	NAP	NAP	NAP
Class A-S	$ 92,824,000	20.000%	%	(5)	January 2027	9.91	119 – 119
Class B	$ 46,412,000	15.000%	%	(5)	January 2027	9.91	119 – 119
Class C	$ 35,969,000	11.125%	%	(5)	January 2027	9.91	119 – 119

4.       The table set forth under “Certificate Balances and Notional Amounts” in “Summary of Terms” in the Preliminary Prospectus is deleted and replaced with the following:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$ 27,490,000	2.813%	30.000%
Class A-2	$ 52,680,000	5.392%	30.000%
Class A-SB	$ 33,360,000	3.414%	30.000%
Class A-3	$ 175,000,000	17.910%	30.000%
Class A-4	$ 361,236,000	36.970%	30.000%
Class X-A	$ 649,766,000	NAP	NAP
Class X-B	$ 139,236,000	NAP	NAP
Class A-S	$ 92,824,000	9.500%	20.000%
Class B	$ 46,412,000	4.750%	15.000%
Class C	$ 35,969,000	3.681%	11.125%

5.       The tables with respect to the Class A-3 and Class A-4 Certificates set forth in “Yield and Maturity Considerations—Weighted Average Life” are deleted and replaced in their entirety with the following:

Percent of the Initial Certificate Balance of
the Class A-3 Certificates at the Respective CPPs Set Forth Below:

	Prepayment Assumption
Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.71	9.66	9.59	9.52	9.33

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs Set Forth Below:

	Prepayment Assumption
Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.84	9.82	9.80	9.77	9.53

The information in this supplement, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates (including, without limitation, the free writing prospectus structural and collateral term sheet dated January 26, 2017). The information in this supplement may be amended or supplemented. This supplement is being delivered to you solely to provide you with information about the offering of the offered certificates referred to in the Preliminary Prospectus and to solicit an offer to purchase the offered certificates, when, as and if issued.

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